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                                                                    Exhibit 10.8

                                February 4, 2004

Dear Michael:

         As you are aware, the Company has announced an agreement to be acquired by Rent-A-Center, Inc. I personally want to thank you for your years of service and dedication to the Company. As contemplated by the agreement, your employment with the Company will end on the effective date of the acquisition by Rent-A-Center.

         In addition to my appreciation, and to ensure a smooth transition, I am pleased to announce that you will receive, subject to the conditions set forth below, $197,714 in cash, less applicable taxes. Assuming you remain an Associate of the Company through the Effective Date, the payment will be made within ten
(10) days of the date the transaction with Rent-A-Center is consummated (the "Effective Date"). If, however, you voluntarily terminate your employment prior to the Effective Date or are discharged for "cause" prior to such date, no payment will be made. No payments will be made if the transaction with Rent-A-Center is not consummated by December 31, 2004.

         In addition, your health, medical and dental insurance premiums will continue to be paid by Rainbow for fifteen (15) months after termination of employment. Further, you will continue to be furnished, at the Company's expense, the automobile currently leased to you for the same fifteen (15) month period. Thereafter, you will be responsible for your own insurance premiums should you elect to exercise your COBRA rights.

         I have been blessed to have been associated with you over the years. I pray for God's continued blessing on you and your family.

                                            Sincerely,

                                            /s/ Wayland J. Russell
                                            ----------------------------------
                                            Wayland J. Russell,
                                            Chairman & Chief Executive Officer

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